EXHIBIT 4.1

Vista Gold Corp.

Long Term Equity Incentive Plan

as adopted on May 3, 2010

Vista Gold Corp.

Long Term Equity Incentive Plan

ARTICLE 1
PURPOSE

1.1	Purpose

The purpose of this Plan is to assist the Corporation in attracting, retaining and motivating key employees, directors, officers and consultants of the Corporation and its subsidiaries and to more closely align the personal interests of such persons with shareholders, thereby advancing the interests of the Corporation and its shareholders and increasing the long-term value of the Corporation.

ARTICLE 2
INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” has the meaning set forth in the Securities Act (Ontario), as amended from time to time;

“Associate” has the meaning set forth in the Securities Act (Ontario), as amended from time to time;

“Award” means any Restricted Share Unit or Restricted Stock granted under this Plan;

“Award Agreement” means a signed, written agreement between a Participant or a Director Participant and the Corporation, substantially in the form attached as Schedule A in the case of a RSU Award and substantially in the form attached as Schedule B in the case of a Restricted Stock Award, subject to any amendments or additions thereto as may, in the discretion of the Committee, be necessary or advisable, evidencing the terms and conditions on which an Award has been granted under this Plan;

“Black-Out Expiration Term” means the period of time that commences with the end of a Black-Out Period and ends ten Business Days following the end of the Black-out Period;

“Black Out Period” means the period of time during which the Corporation has imposed trading restrictions on its Insiders;

“Board” means the board of directors of the Corporation;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Vancouver, British Columbia and the City of Denver, Colorado, are open for commercial business during normal banking hours;

“BCA” means the Business Corporations Act (Yukon Territory) and the regulations promulgated thereunder, both as amended from time to time;

“Change in Control” means the happening of any of the following events:

(i)
any transaction at any time and by whatever means pursuant to which (A) the Corporation goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of Corporation voting securities immediately prior to such corporate transaction or reorganization or (B) any Person or any group of two or more Persons acting jointly or in concert (other than the Corporation, a wholly-owned Subsidiary of the Corporation, an employee benefit plan of the Corporation or of any of its wholly-owned Subsidiaries, including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect “beneficial ownership” (as defined by the BCA) of, or acquires the right to exercise control or direction over, securities of the Corporation representing 50% or more of the then issued and outstanding Common Shares in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Corporation to a Person other than a wholly-owned Subsidiary of the Corporation;

(iii)
the dissolution or liquidation of the Corporation except in connection with the distribution of assets of the Corporation to one or more Persons which were wholly-owned Subsidiaries of the Corporation immediately prior to such event;

(iv)
the occurrence of a transaction requiring approval of the Corporation’s shareholders whereby the Corporation is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned Subsidiary of the Corporation); or

(v)	the Board passes a resolution to the effect that, for the purposes of some or all of the Award Agreements, an event set forth in (i), (ii), (iii) or (iv) above has occurred;

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated under it;

“Common Shares” means the common shares in the capital of the Corporation and any other securities of the Corporation or any Affiliate or any successor that may be so designated by the Committee;

“Committee” has the meaning set forth in Section 3.2;

“Corporation” means Vista Gold Corp., a corporation continued under the laws of the Yukon Territory, and any successor corporation;

“Consultant Participant” means an individual or a consultant company (other than an Employee Participant or a Director Participant) that:

(i)	is engaged to provide services to the Corporation or an Affiliate other than services provided in relation to a distribution of securities of the Corporation or an Affiliate;

(ii)	provides the services under a written contract with the Corporation or an Affiliate; and

(iii)	spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate.

For the purposes of this definition, “consultant company” means, with respect to an individual consultant, either (i) a company of which the individual consultant is an employee or shareholder; or (ii) a partnership of which the individual consultant is an employee or partner;

“Corporate Reorganization” has the meaning set forth in Section 7.3;

“Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code;

“Date of Grant” means, for any Award, the date the Committee provides notice to a Participant or Director Participant of the grant of an Award (which, for greater certainty, shall be no earlier than the date on which the Committee meets for the purpose of granting such Award) or the date upon which the Award Agreement is entered into with the Participant or the Director Participant;

“Director Participant” means a director of the Corporation who is not an employee of the Corporation or an Affiliate;

“Disabled” or “Disability” means the permanent and total incapacity of a Participant or a Director Participant as determined in accordance with procedures established by the Committee for purposes of this Plan;

“Disinterested Shareholder Approval” means approval by the shareholders of the Corporation excluding any votes of securities held directly or indirectly by Insiders benefiting directly or indirectly from the approval or amendment in accordance with the rules, regulations, and policies of any Exchange, securities commission or regulatory body;

“Employee Participant” means a current full-time or part-time employee or officer of the Corporation or an Affiliate (other than a Director Participant or a Consultant Participant);

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time;

“Exchanges” means the Toronto Stock Exchange and the NYSE Amex and such other exchanges upon which the Corporation’s Common Shares may become listed from time to time;

“Fair Market Value” means, with respect to any Common Share at a particular date, provided that such Common Shares are not then listed on any stock exchange in Canada or the United States, the fair market value as determined by the Board in its discretion; provided that if such Common Shares are then listed on the Toronto Stock Exchange, the Fair Market Value shall be the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange for the last five trading days immediately prior to such date (or if such Common Shares did not trade on such exchange on such days, the average of the bid and ask prices of such Common Shares at the close of trading on such days); provided that in the event that such Common Shares are not then listed on such stock exchange, the Fair Market Value shall be determined based on the closing price of such Common Shares on any stock exchange in Canada or the United States on which such Common Shares are then listed on the last trading day prior to the particular date (or if such Common Shares did not trade on such exchange on such day, the average of the bid and ask prices of such Common Shares at the close of trading on such day);

“Good Reason” means:

(i)	material diminution in the Participant’s authority, duties or responsibilities assigned immediately prior to a Change in Control;

(ii)	a material reduction in the Participant's annual base salary in effect immediately prior to a Change in Control; or

(iii)	a requirement that the Participant be based at any office or location more than 50 miles from the Participant’s primary work location immediately prior to the Change in Control;

“Insider” has the meaning set forth in the Securities Act (Ontario), as amended from time to time, and includes Associates and Affiliates of such Person;

“NI 45-106” means National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators, as amended from time to time;

“Participant” means an Employee Participant or a Consultant Participant but not a Director Participant;

“Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xix) any combination of, or a specified increase in, any of the foregoing.  Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, a Subsidiary, or a division or strategic business unit of the Corporation, or may be applied to the performance of the Corporation relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee.  The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).  Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Corporation or any Subsidiary or the financial statements of the Corporation or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles;

“Permitted Assign” has the meaning assigned to that term in NI 45-106;

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Vista Gold Corp. Long Term Equity Incentive Plan;

“Restricted Share Unit” or “RSU” means a right to receive from the Corporation at some future date a newly-issued Common Share, which right is granted, as determined by the Committee, under Section 4.1;

“Restricted Stock” means any Common Shares granted under Section 4.5;

“Retirement” means retirement from active employment with the Corporation or an Affiliate in accordance with the policies of the Corporation in place from time to time or, with the consent for purposes of the Plan of such officer of the Corporation as may be designated by the Committee, at or after such earlier age and upon the completion of such years of service as the Committee may specify;

“Securities Act” means the United States Securities Act of 1933, as amended from time to time;

“Security Based Compensation Arrangement” has the meaning given to that term in the TSX Rules;

“Share Reorganization” has the meaning set forth in Section 7.2;

“Special Distribution” has the meaning set forth in Section 7.4;

“Termination Date” means, in the case of a Participant or Director Participant whose employment or term of office or engagement with the Corporation or an Affiliate terminates:

(i)	by reason of the Participant’s or Director Participant’s death, the date of death;

(ii)	for any reason whatsoever other than death, the later of:

(A)
in the case of a Participant whose employment is terminated by the Corporation or Affiliate, the last day of the minimum statutory notice period, if any, to which that Participant is entitled upon such termination pursuant to applicable employment and/or labour standards legislation; and

(B)
the date designated by the Corporation or the Affiliate, as the case may be, as the last day of the Participant’s or Director Participant’s employment or term of office or engagement with the Corporation or the Affiliate, as the case may be;

provided that in the case of termination by reason of voluntary resignation by the Participant or Director Participant, such date shall not be earlier than the date that notice of resignation was received from such Participant or Director Participant;

and for greater certainty “Termination Date” in any such case specifically does not mean the date on which any period of contractual notice or reasonable notice that the Corporation or the Affiliate, as the case may be, may be required at law to provide to a Participant would expire;

“TSX Rules” means Part VI of the Company Manual of the Toronto Stock Exchange, as amended from time to time; and

“U.S. Taxpayer” shall mean a Participant or Director Participant who is a U.S. citizen, U.S. permanent resident or U.S. tax resident for the purposes of the Code.

2.2	Interpretation

(a)
Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Whenever any payment is to be made or action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on the next following Business Day.

(e)	In this Plan, a Person is considered to be a “Subsidiary” of another Person if:

(i)	it is controlled by,

(A)	that other, or

(B)	that other and one or more Persons, each of which is controlled by that other, or

(C)	two or more Persons, each of which is controlled by that other; or

(ii)	it is a Subsidiary of a Person that is that other’s Subsidiary.

(f)	In this Plan, a Person is considered to be “controlled” by a Person if:

(i)	(A)
voting securities of the first-mentioned Person carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the other Person; and

(B)	the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first-mentioned Person;

(ii)
in the case where the first-mentioned Person is a partnership that does not have directors, other than a limited partnership, the second-mentioned Person holds more than 50% of the interests in the partnership; or

(iii)	in the case where the first-mentioned Person is a limited partnership, the second-mentioned Person is the general partner.

(g)	Unless otherwise specified, all references to money amounts are to Canadian currency.

ARTICLE 3
ADMINISTRATION

3.1	Administration

Subject to Section 3.2, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a)	determine the Persons to whom grants under the Plan may be made;

(b)
make grants of Awards under the Plan relating to the issuance of Common Shares (including any combination of Restricted Share Units or Restricted Stock) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Participants or Director Participants; or

(B)	Awards may be forfeited to the Corporation,

including any conditions relating to the attainment of specified Performance Goals;

(iii)	whether restrictions or limitations are to be imposed on the Common Shares issuable pursuant to grants of Awards, and the nature of such restrictions or limitations, if any; and

(iv)	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Board may determine;

(c)	interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(d)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board’s determinations and actions within its authority under this Plan are conclusive and binding on the Corporation and all other persons.  The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation or of a Subsidiary as the Board determines.

3.2	Delegation to Committee

To the extent permitted by applicable law and the Corporation’s articles, the Board may, from time to time, delegate to a committee (the “Committee”) of the Board all or any of the powers conferred on the Board under the Plan.  In connection with such delegation, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board.  Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.  Notwithstanding any such delegation or any reference to the Committee in this Plan, the Board may also take any action and exercise any powers that the Committee is authorized to take or has power to exercise under this Plan.  To the extent applicable in respect of certain Awards granted to a Participant who is a Section 16 officer or a Covered Employee, such Committee shall be composed of not less than two directors of the Corporation, each of whom is a “non-employee director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder and an “outside director” within the meaning of Section 162(m) of the Code.

3.3	Eligibility

All Participants and Director Participants are eligible to participate in the Plan, subject to subsections 5.1(b) and 5.2(g). Eligibility to participate does not confer upon any Participant or Director Participant any right to receive any grant of an Award pursuant to the Plan.  The extent to which any Participant or Director Participant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Committee, provided however that the following restrictions shall also apply to this Plan, together with all other Security Based Compensation Arrangements of the Corporation:

(a)	the number of Common Shares issuable to Insiders, at any time, under all Security Based Compensation Arrangements, shall not exceed 10% of the issued and outstanding Common Shares;

(b)	the number of Common Shares issued to Insiders, within any one year period, under all Security Based Compensation Arrangements, shall not exceed 10% of issued and outstanding Common Shares; and

(c)
the number of Common Shares issued to Director Participants, shall not exceed the lesser of: (i) 1% of the issued and outstanding Common Shares; and (ii) an annual Award value of $100,000 per Director Participant.

If the Corporation repurchases Common Shares for cancellation such that the tests in Section 3.3(a) or (b) are not met following such repurchase, this shall not constitute non-compliance under the Plan for any Awards then outstanding.

3.4	Total Common Shares Available

(a)
Subject to adjustment as provided in Article 7, the aggregate number of Common Shares that may be issued for all purposes pursuant to the Plan shall, together with all other Security Based Compensation Arrangements of the Corporation, not exceed 10% of the total number of issued and outstanding Common Shares on a non-diluted basis.  No grant may be made under the Plan if such grant would result in the issuance of Common Shares in excess of the above-noted limits.  Subject to applicable law, the requirements of any stock exchange upon which the Common Shares may then be listed and any shareholder or other approval which may be required, the Board may in its discretion amend the Plan to increase such limit without notice to any Participants.

(b)
For purposes of computing the total number of Common Shares available for grant under the Plan, Common Shares subject to any Award (or any portion thereof) that has expired or is forfeited, surrendered, cancelled or otherwise terminated prior to the issuance or transfer of such Common Shares and Common Shares subject to an Award (or portion thereof) that is settled in cash in lieu of settlement in Common Shares shall again be available for grant under the Plan.  Notwithstanding the foreoing, Common Shares that are withheld in full or partial payment to the Corporation of the purchase price (if any) relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall not be available for granting Awards under the Plan.

3.5	Award Agreements

All grants of Awards under this Plan will be evidenced by Award Agreements.  Award Agreements will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Committee may direct.  Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Award Agreement to each Participant or Director Participant granted an Award pursuant to this Plan.

3.6	Conditions of Grant

Each Participant or Director Participant will, when requested by the Corporation, sign and deliver all such documents relating to the granting of Awards or exercise of Options which the Corporation deems necessary or desirable.

3.7	Non-transferability of Awards

Subject to Section 5.1, Awards granted under this Plan may only be exercised during the lifetime of the Participant or Director Participant by such Participant or Director Participant personally.  Subject to Section 5.1, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect.  If any Participant or Director Participant has transferred Awards to a corporation pursuant to this Section 3.7, such Awards will terminate and be of no further force or effect if at any time the transferor should cease to own all of the issued shares of such corporation.

ARTICLE 4
GRANT OF RESTRICTED SHARE UNITS AND RESTRICTED STOCK

4.1	Grant of RSUs

The Committee may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant RSUs to any Participant or any Director Participant.

4.2	Terms of RSUs

The Committee shall have the authority to make the receipt of Common Shares under the RSUs conditional upon:

(a)	the expiry of a time-based vesting period;

(b)	the attainment of specified Performance Goals; or

(c)	such other factors (which may vary as between awards of RSUs) as the Committee may determine in its discretion.

4.3	Vesting of RSUs

The Committee shall have the authority to determine at the time of grant, in its discretion, the duration of the vesting period and other vesting terms applicable to the grant of RSUs, provided that such vesting period shall be a minimum of one year in duration.

4.4	Share Certificates for RSUs

Upon the expiry of the applicable vesting period with respect to RSUs subject to an Award or at such later date as may be otherwise specified in the Award Agreement, the RSUs subject to the Award shall be redeemed and a share certificate representing the Common Shares issuable pursuant to the RSUs shall be registered in the name of the Participant or Director Participant or as the Participant or Director Participant may direct, subject to applicable securities laws.

(a)
Actual issuance of the Common Shares shall occur as soon as practicable following the applicable redemption date specified in the Award Agreement and the Participant’s or Participant Director’s satisfaction of any required tax withholding obligations, but in no event later than:

(i)	60 days following the redemption date for a Participant or Director Participant that is resident in the United States; or

(ii)
the earlier of: (A)  60 days following the redemption date; and (B)  December 31 of the third calendar year following the year of service for which the RSU was granted for a Participant or Director Participant that is resident in Canada.

(b)
Notwithstanding anything in the Plan or an Award Agreement to the contrary, to the extent that any RSU Award Agreement provides for the issuance of Common Shares to a Participant or Director Participant that is resident in the United States as of any date or event that occurs (or could occur) beyond March 15 following the calendar year in which the corresponding RSUs vest (that is, cease to be subject to a substantial risk of forfeiture), such Award Agreement must provide that Common Shares will not be payable to the Participant unless the circumstance giving rise to payment qualifies as a permitted payment event under Section 409A of the Code (e.g., the occurrence of a fixed payment date specified in the Award Agreement, the Participant’s separation from service, the Participant’s disability, the Participant’s death, or a change in ownership or control with respect to the Corporation, as the case may be, as those terms are defined in Section 409A(a)(2)(A) of the Code and applicable final regulations).  Any payment that otherwise would be made to a Participant who is a specified employee as defined in Section 409A(a)(2)(B) of the Code on account of separation from service may not be made before the date which is six months after the date of the specified employee’s separation from service (or if earlier, upon the specified employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of paragraph (b) above or otherwise.

4.5	Restricted Stock

The Committee may, from time to time, grant Restricted Stock to any Participant or any Director Participant with the terms and conditions set forth herein and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine.  The Committee shall have the authority to make the lapse of restrictions applicable to Restricted Stock conditional upon:

(a)	the expiry of a time-based vesting period;

(b)	the attainment of specified Performance Goals; or

(c)	such other factors (which may vary as between awards of Restricted Stock) as the Committee may determine in its discretion.

4.6	Vesting of Restricted Stock

The Committee shall have the authority to determine at the time of grant, in its discretion, the duration of the vesting period and other vesting terms applicable to the grant of Restricted Stock, provided that such vesting period shall be a minimum of one year in duration.

4.7	Restrictions on Restricted Stock

Common Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose (including, without limitation, forfeiture conditions, transfer restrictions or a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such instalments or otherwise as the Committee may deem appropriate.

4.8	Share Certificates for Restricted Stock

Any Restricted Stock granted under the Plan shall be evidenced by the issuance of a stock certificate or certificates, which shall be held by the Corporation.  Such certificate or certificates shall be registered in the name of the Participant or Director Participant and shall bear an appropriate legend referring to the applicable Award Agreement and possible forfeiture of such shares of Restricted Stock.

4.9	Forfeiture of RSUs and Common Shares of Restricted Stock

Except as otherwise determined by the Committee, upon a Termination Date during the applicable vesting period all applicable RSUs and Common Shares of Restricted Stock at such time not yet vested shall be forfeited and reacquired by the Corporation and subject to Section 3.4, Common Shares under such RSUs and such Common Shares of Restricted Stock shall be available for issuance by the Corporation under the Plan.

4.10	Black-out Period

If the expiry date of an Award expires during a Black-Out Period or during a Black-Out Expiration Term, such expiry date shall deemed to be extended to the end of the applicable Black-Out Expiration Term.

ARTICLE 5
TERMINATION OF EMPLOYMENT

5.1	Retirement, Death or Disability

Subject to Section 4.9, if a Participant or Director Participant dies or becomes Disabled while an employee, officer or director of or consultant to the Corporation or an Affiliate or if the employment or term of office or engagement of a Participant with the Corporation or an Affiliate terminates due to Retirement:

(a)	any Awards held by a Participant or Director Participant that are not yet vested at the Termination Date are immediately forfeited to the Corporation on the Termination Date;

(b)	such Participant’s or Director Participant’s eligibility to receive further grants of Awards under the Plan ceases as of the Termination Date; and

(c)
any Awards held by a Participant or Director Participant that have vested at the Termination Date will enure to the benefit of the Participant or Director Participant’s heirs, executors and administrators.

5.2	Termination of Employment or Services

(a)
Where a Participant’s or Director Participant’s employment or term of office or engagement with the Corporation or an Affiliate terminates by reason of the Participant’s death, Disability or Retirement or, in the case of a Director Participant, the Director Participant’s death or Disability, then, subject to Section 4.9, the provisions of Section 5.1 will apply.

(b)
Where a Participant’s employment or term of office or engagement terminates by reason of a Participant’s resignation, then any Awards held by the Participant that are not yet vested at the Termination Date are immediately forfeited to the Corporation on the Termination Date.

(c)
Where a Participant’s employment or term of office or engagement terminates by reason of termination by the Corporation or an Affiliate without cause (as determined by the Committee in its discretion) (whether such termination occurs with or without any or adequate notice or reasonable notice, or with or without any or adequate compensation in lieu of such notice), then any Awards held by the Participant that are not yet vested at the Termination Date are immediately forfeited to the Corporation on the Termination Date.

(d)
Where a Participant’s employment or term of office or engagement is terminated by the Corporation or an Affiliate for cause (as determined by the Committee in its discretion), or, in the case of a Consultant Participant, for breach of contract (as determined by the Committee in its discretion), then any Awards held by the Participant at the Termination Date (whether or not vested) are immediately forfeited to the Corporation on the Termination Date.

(e)
Where a Director Participant’s term of office is terminated by the Corporation for breach by the Director Participant of his or her fiduciary duty to the Corporation (as determined by the Committee in its discretion), then any Awards held by the Director Participant at the Termination Date (whether or not vested) are immediately forfeited to the Corporation on the Termination Date.

(f)
Where a Director Participant’s term of office terminates for any reason other than death or Disability of the Director Participant or a breach by the Director Participant of his or her fiduciary duty to the Corporation (as determined by the Committee in its discretion), the Committee or the Board may, in its discretion, at any time prior to or following the Termination Date, provide for the vesting of any or all Awards held by a Director Participant on the Termination Date.

(g)
The eligibility of a Participant or Director Participant to receive further grants under the Plan ceases as of the date that the Corporation or an Affiliate, as the case may be, provides the Participant or Director Participant with written notification that the Participant’s employment or term of office or engagement, or the Director Participant’s term of office, as the case may be, is terminated, notwithstanding that such date may be prior to the Termination Date.

(h)
Unless the Committee, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment arrangement within or among the Corporation or an Affiliate for so long as the Participant continues to be an employee of the Corporation or an Affiliate, including without limitation a change in the employment arrangement of a Participant whereby such Participant becomes a Director Participant.

(i)
Subject to applicable law and unless the Committee, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment arrangement within or among the Corporation or an Affiliate where the Participant ceases to be an employee and continues as a Consultant Participant of the Corporation or an Affiliate so long as the Participant continues to be a Consultant Participant of the Corporation or an Affiliate.

5.3	Discretion to Accelerate Vesting

Notwithstanding the provisions of Sections 5.1 and 5.2, the Committee may, in its discretion, at any time prior to or following the events contemplated in such Sections, permit the acceleration of vesting of any or all RSU Awards or Restricted Stock Awards, all in the manner and on the terms as may be authorized by the Committee, provided that this Section 5.3 shall not permit the Committee, to use its discretion notwithstanding the provisions of Section 5.1 and 5.2 to accelerate the vesting of any or all RSU Awards or Restricted Awards where there has been a Change of Control.  For greater certainty, in the event of a Change of Control the provisions of Section 6.1 shall apply.

ARTICLE 6
CHANGE IN CONTROL

6.1	Change in Control

Unless otherwise determined by the Committee or the Board at or after the Date of Grant, notwithstanding Article 5, if a Participant or Director Participant, or in the case of an Award granted to any Participant or Director Participant who satisfies the definition of Consultant Participant set out in Subsection 2.1, ceases to be a director, officer or Consultant Participant of the Corporation or its subsidiaries within 12 months following a Change in Control for any reason other than for cause (as that term is interpreted by the courts of the jurisdictions in which the Participant, Director Participant or the Participant’s employer is engaged), voluntary resignation (other than for Good Reason), Retirement, death, or Disability, each Award held by that Participant or Director Participant that is not fully vested on the date at which such person ceases to be a director, officer or Consultant Participant shall (except to the extent cancelled under Article 7) become free of all restrictions, conditions and limitations and become fully vested.
6.2	Parachute Payments

If a Participant or Director Participant is entitled to receive payments that would qualify as excess “parachute payments” under Section 280G of the Code, those payments shall be reduced by the necessary amount so that the Participant or Director Participant is not subject to excise tax under Section 4999 of the Code if such reduction would result in the Participant or Director Participant receiving a greater after-tax payment.

ARTICLE 7
SHARE CAPITAL ADJUSTMENTS

7.1	General

The existence of any Awards does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Common Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a  similar character or otherwise, whether or not any such action referred to in this Section would have an adverse effect on this Plan or on any Award granted hereunder.

7.2	Share Reorganization

Should the Corporation effect a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust: (a) the number of Common Shares that may be acquired on the vesting of outstanding Awards; and/or (b) the terms of any other Award in order to preserve proportionately the rights and obligations of the Participants or Director Participants holding such Awards (any such event being herein called a “Share Reorganization”), the Board will authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

7.3	Corporate Reorganization

In the event of a reclassification, amalgamation, combination, arrangement, merger, transaction whereby all or substantially all of the Corporation’s undertakings and assets become the property of another Person or other transaction or reorganization involving the Corporation and occurring by exchange of Common Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust: (a)  the number of Common Shares that may be acquired on the vesting of outstanding Awards; or (b) the terms of any other Award in order to preserve proportionately the rights and obligations of the Participants or Director Participants holding such Awards (any such event being herein called a “Corporate Reorganization”), the Board will authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

7.4	Special Distribution

Subject to prior approval of the Exchanges, whenever the Corporation issues by way of a dividend or otherwise distributes to all or substantially all holders of Common Shares:

(a)	shares of the Corporation, other than Common Shares;

(b)	evidence of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the Board has determined to be outside the normal course); or

(d)	rights, options, or warrants,

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a “Special Distribution”), the Board will authorize such steps to be taken as it may consider to be equitable and appropriate to that end in order to properly reflect any diminution in value of the Common Shares as a result of such Special Distribution.

7.5	Immediate Vesting of Awards

Where the Board determines that the steps provided in Sections 7.2, 7.3 and 7.4  would not preserve proportionately the rights, value and obligations of the Participants or Director Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate vesting of any unvested Awards.

7.6	Issue by Corporation of Additional Shares

Except as expressly provided in this Article 7, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Common Shares that may be acquired as a result of a grant of Awards.

7.7	Fractions

No fractional Common Shares will be issued on the grant or vesting of an Award.  Accordingly, if, as a result of any adjustment under Sections 7.2, 7.3, 7.4 and 7.5, a Participant or Director Participant would become entitled to a fractional Common Share, the Participant or Director Participant has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares which shall be disregarded.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1	Legal Requirement

The Corporation is not obligated to grant any Awards, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its discretion, such action would constitute a violation by a Participant, Director Participant or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any stock exchange upon which the Common Shares may then be listed.

8.2	Participants’ Entitlement

Except as otherwise provided in this Plan, Awards previously granted under this Plan are not affected by any change in the relationship between, or ownership of, the Corporation and an Affiliate.  For greater certainty, all grants of Awards remain valid in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, an Affiliate ceases to be an Affiliate.

8.3	Withholding Taxes

The granting or vesting of each Award granted under this Plan is subject to the condition that if at any time the Committee determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant or vesting, such grant or vesting is not effective unless such withholding has been effected to the satisfaction of the Committee.  In such circumstances, the Committee may require that a Participant or Director Participant pay to the Corporation, as the Committee may determine, such amount as the Corporation or an Affiliate is obliged to remit to the relevant taxing authority in respect of the granting or vesting of the Award.  Any such additional payment is due no later than the date on which any amount with respect to the Award is required to be remitted to the relevant tax authority by the Corporation or an Affiliate, as the case may be.

8.4	Rights of Participant

No Participant or Director Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant or Director Participant a right to remain as an employee, consultant or director of the Corporation or an Affiliate.  No Participant or Director Participant has any rights as a shareholder of the Corporation in respect of Common Shares issuable pursuant to any Award until the allotment and issuance to such Participant or Director Participant of such Common Shares.

8.5	Amendment

(a)
Subject to the rules and policies of any stock exchange on which the Common Shares are listed and applicable law, the Board may, without notice or shareholder approval, at any time or from time to time, amend the Plan or a specific Award for the purposes of:

(i)	altering, extending or accelerating the terms of vesting applicable to any Award or group of Awards;

(ii)	making any amendments to the general vesting provisions of an Award;

(iii)	changing the termination provisions of an Award, provided the change does not entail an extension beyond the original expiry date of such Award;

(iv)	accelerating the expiry date of an Award;

(v)	making any amendments to the provisions set out in Article 5;

(vi)
making any amendments to add covenants of the Corporation for the protection of Participants or Director Participants, as the case may be, provided that the Board shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants or Director Participants, as the case may be;

(vii)
making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, having in mind the best interests of the Participants and Director Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant or Director Participant resides, provided that the Board shall be of the opinion that such amendments will not be prejudicial to the rights or interests of the Participants and Director Participants;

(viii)
making such changes or corrections which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board shall be of the opinion that such changes or corrections will not be prejudicial to the rights or interests of the Participants or Director Participants;

(ix)	making any amendments to the definitions of the Plan;

(x)	effecting amendments with respect to the administration of the Plan; and

(xi)	making amendments of a “housekeeping” or ministerial nature.

(b)
Subject to Section 6.1, the Board shall not alter or impair any rights or increase any obligations with respect to an Award previously granted under the Plan without the consent of the Participant or Director Participant, as the case may be.

(c)	Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without approval of the shareholders:

(i)	amendments to the Plan which would increase the number of Common Shares issuable under the Plan, otherwise than in accordance with the terms of this Plan;

(ii)	amendments to the Plan which would increase the number of Common Shares issuable to Insiders, otherwise than in accordance with the terms of this Plan;

(iii)	amendments to the Plan which would increase the number of Common Shares issuable to Director Participants under the Plan, otherwise than in accordance with the terms of this Plan;

(iv)	amendments to this Section 8.5 of the Plan;

(v)	the addition of any form of financial assistance to a Participant or Director Participant; and

(vi)	amendments required to be approved by shareholders under applicable law (including without limitation, pursuant to the rules, regulations and policies of the Exchanges).

(d)	Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without Disinterested Shareholder Approval:

(i)	amendments to the Plan that could result at any time in the number of Common Shares reserved for issuance under the Plan to Insiders exceeding 10% of the issued and outstanding Common Shares;

(ii)
any extension of the term of any Award that has been granted to Insiders, other than an extension of the term of an Award, if an Award expires during a Black-Out-Period or during a Black-Out Expiration Term; and

(iii)	amendments requiring Disinterested Shareholder Approval under applicable law (including without limitation, pursuant to the rules, regulations and policies of the Exchanges).

Any amendment that would cause an Award held by a U.S. Taxpayer to fail to comply with Section 409A of the Code shall be null and void ab initio.

8.6	Section 409A of the Code

This Plan will be construed and interpreted to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan.  The Corporation reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code and any regulations or guidance under that section.  In no event will the Corporation be responsible if Awards under this Plan result in adverse tax consequences to a U.S. Taxpayer under Section 409A of the Code.  Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of defined compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer).  Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon as practicable following such 6-month anniversary of such separation from service.

8.7	Requirement of Notification of Election Under Section 83(b) of the Code

If a Participant or Director Participant, in connection with the issuance of Common Shares pursuant to a Restricted Stock Award, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Participant or Director Participant makes such an election, the Participant or Director Participant shall notify the Corporation of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.  A Section 83(b) election shall not be permitted with respect to an RSU Award.

8.8	Additional Conditions in Connection with Awards Granted to Participants and Director Participants Employed in Canada

Notwithstanding any other provision of the Plan, the following additional terms, conditions and restrictions apply to Awards granted to Participants employed in Canada:

(a)
Restricted Share Units. Restricted Share Units shall be settled in Common Shares, unless the Corporation offers the Participant or Director Participant the right to receive cash in lieu of Common Shares based on the Fair Market Value that such Common Shares would have at the time of settlement, and the Participant or Director Participant, in its discretion, so elects.

(b)
Other Awards. With respect to any other Award granted to a Participant or Director Participant employed in Canada, the Committee shall have the right, but not the obligation, to take account of Canadian income tax considerations in determining the terms and conditions of the Award or any other amendment thereto.

8.9	Indemnification

Every member of the Board will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such member may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the member, otherwise than by the Corporation, for or in respect of any act done or omitted by the member in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

8.10	Participation in the Plan

The participation of any Participant or Director Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant or Director Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Corporation to ensure the continued employment or engagement of such Participant or Director Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and Director Participants and they are advised to consult with their own tax advisors.

8.11	Effective Date

This Plan becomes effective on March 8, 2010, subject to shareholder approval.

8.12	Governing Law

This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

SCHEDULE A

Form of RSU Award Agreement

Vista Gold Corp. (the “Corporation”) hereby grants the following Award(s) to the Participant or Director Participant named below (herein the “Recipient”), in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the Long Term Equity Incentive Plan (the “Plan”) of the Corporation dated •, 2010:

Name of Recipient:

Date of Grant:

Total Number of RSUs:

Additional terms applicable to such Award:

2.
The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Award Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

3.	Subject to any acceleration in vesting as provided in the Plan or as otherwise determined in this Award Agreement, the RSUs granted by this Award Agreement shall vest as follows:

(a)	____________ RSUs after ______________;

(b)	____________ RSUs after ______________;

(c)	____________ RSUs after ______________; and

(d)	____________ RSUs after ______________,

provided however that all RSUs for a Director or Participant Director resident in Canada must vest and be payable on December 31 of the third calendar year following the year of service for which the RSU was granted.  If the Recipient’s employment or term of office or engagement with the Corporation or an Affiliate terminates prior to the vesting date, then the RSUs that are not yet vested at the Termination Date are immediately forfeited to the Corporation on the Termination Date.

4.
As soon as administratively practicable following the Recipient’s vesting date under Section 2 hereof, and the Recipient’s satisfaction of any required tax withholding obligations, but in no event later than:

(a)	60 days following the vesting date for a Participant or Director Participant that is resident in the United States or ;

(b)
the earlier of: (A)  60 days following the vesting date; and (B)  December 31 of the third calendar year following the year of service for which the RSU was granted for a Participant or Director Participant that is resident in Canada, the Corporation shall cause to be issued and delivered to the Recipient a certificate or certificates evidencing Common Shares registered in the name of the Recipient or to instruct the Corporation’s transfer agent to electronically deliver such shares to the Recipient.  The number of Common Shares issued shall equal the number of RSUs vested, reduced as necessary to cover applicable withholding obligations.  Notwithstanding the foregoing, no fractional Common Shares will be issued pursuant to an Award granted hereunder.  If, as a result of any adjustment to the number of Common Shares issuable pursuant to an Award granted hereunder pursuant to the Plan, the Recipient would be entitled to receive a fractional Common Share, the Recipient has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

5.
RSUs are not actual Common Shares, but rather, represent a right to receive Common Shares according to the terms and conditions set forth herein and the terms of the Plan.  Accordingly, the issuance of an RSU shall not entitle the Recipient to any of the rights or benefits generally accorded to stockholders unless and until a Common Share is actually issued under Section 3 hereof.

6.
Nothing in the Plan or in this Award Agreement will affect the Corporation’s right, or that of an Affiliate, to terminate the employment or term of office or engagement of a Recipient at any time for any reason whatsoever.

7.
Each notice relating to the Award must be in writing.  All notices to the Corporation must be delivered personally or by prepaid registered mail and must be addressed to the Chief Financial Officer of the Corporation with a copy to the Corporate Secretary of the Corporation.  All notices to the Recipient will be addressed to the principal address of the Recipient on file with the Corporation. Either the Corporation or the Recipient may designate a different address by written notice to the other.  Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing.  Any notice given by either the Recipient or the Corporation is not binding on the recipient thereof until received.

8.
Subject to Section 5.1 of the Plan, no assignment or transfer of an Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Award whatsoever in any assignee or transferee, and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, the Award granted hereunder terminates and is of no further force or effect.  Complete details of this restriction are set out in the Plan.

9.	The Recipient hereby agrees to make adequate provision for any sums required to satisfy the applicable federal, state, local or foreign employment, social insurance, payroll,

income or other tax withholding obligations (the “Withholding Obligations”) that arise in connection with this Award.  The Corporation may establish procedures to ensure satisfaction of all applicable Withholding Obligations arising in connection with this Award.  The Recipient hereby authorizes the Corporation, at its sole discretion and subject to any limitations under applicable law, to satisfy any such Withholding Obligations by (1) withholding a portion of the Common Shares otherwise to be issued in payment of the RSUs having a value equal to the amount of Withholding Obligation in accordance with such rules as the Corporation may from time to time establish; provided, however, that the amount of the Shares so withheld shall not exceed the amount necessary to satisfy the required Withholding Obligations using applicable minimum statutory withholding rates; (2) withholding from the wages and other cash compensation payable to the Recipient or by causing the Recipient to tender a cash payment or other Common Shares to the Corporation; or (3) selling on the Recipient’s behalf (using any brokerage firm determined acceptable to the Corporation for such purpose) a portion of the Common Shares issued in payment of the RSUs as the Corporation determines to be appropriate to generate cash proceeds sufficient to satisfy the Withholding Obligations.  The Recipient shall be responsible for all brokerage fees and other costs of sale, and the Recipient further agrees to indemnify and hold the Corporation harmless from any losses, costs, damages or expenses relating to any such sale.  The Corporation may refuse to deliver Common Shares if the Recipient fails to comply with the Participant’s obligations in connection with the Withholding Obligations described in this paragraph.

10.	The Recipient hereby agrees that:

(a)
any rule, regulation or determination, including the interpretation by the Board of the Plan, with respect to the Award granted hereunder and, if applicable, its exercise, is final and conclusive for all purposes and binding on all persons including the Corporation and the Recipient; and

(b)	the grant of the Award does not affect in any way the right of the Corporation or any Affiliate to terminate the employment of the Recipient.

11.	This Award Agreement has been made in and is to be construed under and in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

VISTA GOLD CORP.
By:
Authorized Signatory

I have read the foregoing Award Agreement and hereby accept the Award in accordance with and subject to the terms and conditions of such Award Agreement and the Plan.  I understand that I may review the complete text of the Plan by contacting the Corporate Secretary of the Corporation.  I agree to be bound by the terms and conditions of the Plan governing the Award.

Date Accepted	Recipient’s Signature

Recipient’s Name (Please Print)

SCHEDULE B

Form of Restricted Stock Award Agreement

Vista Gold Corp. (the “Corporation”) hereby grants the following Award(s) to the Participant or Director Participant named below (herein the “Recipient”), in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the Long Term Equity Incentive Plan (the “Plan”) of the Corporation dated •, 2010:

Name of Recipient:

Date of Grant:

Total Number of Common Shares of Restricted Stock (“Restricted Shares):

Additional terms applicable to such Award:

1.
The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Award Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Subject to any acceleration in vesting as provided in the Plan or as otherwise determined in this Award Agreement, the Restricted Shares granted by this Award Agreement shall vest as follows:

(a)	____________ Restricted Shares after ______________;

(b)	____________ Restricted Shares after ______________;

(c)	____________ Restricted Shares after ______________; and

(d)	____________ Restricted Shares after ______________.

If the Recipient’s employment or term of office or engagement with the Corporation or an Affiliate terminates prior to the vesting date, then the Restricted Shares that are not yet vested at the Termination Date are immediately forfeited to the Corporation on the Termination Date.

3.
The Recipient (or any successor in interest) shall have all stockholder rights (including voting, dividend and liquidation rights) with respect to the Restricted Shares, subject to the transfer restrictions imposed by this Agreement provided, however, that the Recipient shall have no right to cash dividends paid with respect to unvested Restricted Shares.

4.
Nothing in the Plan or in this Award Agreement will affect the Corporation’s right, or that of an Affiliate, to terminate the employment or term of office or engagement of a Recipient at any time for any reason whatsoever.

5.
Each notice relating to the Award must be in writing.  All notices to the Corporation must be delivered personally or by prepaid registered mail and must be addressed to the Chief Financial Officer of the Corporation with a copy to the Corporate Secretary of the Corporation.  All notices to the Recipient will be addressed to the principal address of the Recipient on file with the Corporation.  Either the Corporation or the Recipient may designate a different address by written notice to the other.  Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing.  Any notice given by either the Recipient or the Corporation is not binding on the recipient thereof until received.

6.
Subject to Section 5.1 of the Plan, no assignment or transfer of an Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Award whatsoever in any assignee or transferee, and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, the Award granted hereunder terminates and is of no further force or effect.  Complete details of this restriction are set out in the Plan.  The Recipient agrees that all certificates representing unvested Restricted Shares may, at the discretion of the Committee, be maintained by the Secretary of the Corporation, as custodian for such Restricted Shares (or such other person or entity acting on behalf of the Corporation at the Corporation’s offices as the Committee may designate) until such time such Restricted Shares are vested.  Recipient agrees that each certificate representing unvested Restricted Shares will bear any legend required by law and a legend reading substantially as follows:

The securities represented by this certificate are subject to the provisions of a Restricted Stock Award Agreement dated as of _________ __, ____.  None of the securities represented by this certificate may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Corporation, and no attempt to transfer the securities, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the securities.

7.
The Recipient hereby agrees to make adequate provision for any sums required to satisfy the applicable federal, state, local or foreign employment, social insurance, payroll, income or other tax withholding obligations (the “Withholding Obligations”) that arise in connection with this Award.  The Corporation may establish procedures to ensure satisfaction of all applicable Withholding Obligations arising in connection with this Award.  The Recipient hereby authorizes the Corporation, at its sole discretion and subject to any limitations under applicable law, to satisfy any such Withholding Obligations by (1) withholding a portion of the Restricted Shares having a value equal to the amount of Withholding Obligation in accordance with such rules as the Corporation may from time to time establish; provided, however, that the amount of the Restricted Shares so withheld shall not exceed the amount necessary to satisfy the required Withholding Obligations using applicable minimum statutory withholding rates; (2) withholding from the wages and other cash compensation payable to the Recipient or by causing the Recipient to tender a cash payment or other Common Shares to the

Corporation; or (3) selling on the Recipient’s behalf (using any brokerage firm determined acceptable to the Corporation for such purpose) a portion of the Restricted Shares as the Corporation determines to be appropriate to generate cash proceeds sufficient to satisfy the Withholding Obligations.  The Recipient shall be responsible for all brokerage fees and other costs of sale, and the Recipient further agrees to indemnify and hold the Corporation harmless from any losses, costs, damages or expenses relating to any such sale.  The Corporation may refuse to release custody of Restricted Shares if the Recipient fails to comply with the Participant’s obligations in connection with the Withholding Obligations described in this paragraph.

8.	The Recipient hereby agrees that:

(a)
any rule, regulation or determination, including the interpretation by the Board of the Plan, with respect to the Award granted hereunder and, if applicable, its exercise, is final and conclusive for all purposes and binding on all persons including the Corporation and the Recipient; and

(b)	the grant of the Award does not affect in any way the right of the Corporation or any Affiliate to terminate the employment of the Recipient.

9.
In connection with the issuance of Restricted Shares pursuant to this Award Agreement, the Recipient is permitted to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions).  Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of this Award Agreement.  The Recipient should consult with his or her tax advisor to determine the advantages and disadvantages of making the election.  If the Recipient makes such an election, the Recipient shall notify the Corporation of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

10.	This Award Agreement has been made in and is to be construed under and in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

VISTA GOLD CORP.
By:
Authorized Signatory

I have read the foregoing Award Agreement and hereby accept the Award in accordance with and subject to the terms and conditions of such Award Agreement and the Plan.  I understand that I may review the complete text of the Plan by contacting the Corporate Secretary of the Corporation.  I agree to be bound by the terms and conditions of the Plan governing the Award.

Date Accepted	Recipient’s Signature

Recipient’s Name (Please Print)